Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $[ ]	Issue Date: January 17, 2012

SECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, CAMBRIDGE HEART, INC., a Delaware corporation (hereinafter called “Borrower”), hereby promises to pay [                            ] or its registered assigns (the “Holder”), address at [                            ], Fax: [                            ], without demand, the sum of [                            ] ($[            ]) (“Principal Amount”), with interest accruing thereon, on July 17, 2013 (the “Maturity Date”), if not sooner paid or modified as permitted herein.

This Note has been entered into pursuant to the terms of a subscription agreement by and among the Borrower, the Holder and certain other holders (the “Other Holders”) of convertible promissory notes (the “Other Notes”), dated of even date herewith (the “Subscription Agreement”) for an aggregate Principal Amount of up to $4,000,000. For purposes of this Note, Other Holders also includes the holders of Notes issued in the Additional Closing and Other Notes also includes the Notes issued in the Additional Closing. Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Subscription Agreement. The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1 Interest Rate. Cash interest payable on this Note shall compound annually and accrue at the annual rate of eight percent (8%) from the Issue Date through the Maturity Date. Interest shall be payable quarterly in arrears on the last day of each calendar quarter commencing March 31, 2012, and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below. Interest will be payable in cash or at the election of the Borrower, with shares of Common Stock provided (i) an Event of Default (as defined in Article IV) has not occurred, (ii) such Common Stock is immediately resellable pursuant to Rule 144 without transfer or volume restrictions, (iii) such payment in Common Stock would not cause the Holder to exceed the restrictions on ownership set forth in Section 2.3, (iv) the PIK Share Value (defined below) is not less than $0.20, and (v) Borrower provides Holder not less than fifteen (15) business days prior notice of Borrower’s intention to pay interest with Common Stock. Interest paid with shares of Common Stock shall be payable on the third business day after the date such interest would be due if paid in cash. Common Stock employed to pay interest shall be valued at eighty-five percent (85%) of the volume weighted average price of the Common Stock as reported by Bloomberg L.P. for the Principal Market for the twenty (20) trading days ending on the due date of the interest payment being made with Common Stock (“PIK Share Value”).

1.2 Payment Grace Period. The Borrower shall not have any grace period to pay any monetary amounts due under this Note. After the Maturity Date and during the pendency of an Event of Default, (as defined in Article IV) a default interest rate of fifteen percent (15%) per annum shall be in effect.

1.3 Conversion Privileges. The Conversion Rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof.

1.4 Pari Passu. Except as otherwise set forth herein, all payments made on this Note and the Other Notes and all actions taken by the Borrower with respect to this Note and the Other Notes, including but not limited to Mandatory Conversion, shall be made and taken pari passu with respect to this Note and the Other Notes. Notwithstanding anything to the contrary contained herein or in the Transaction Documents, it shall not be considered non-pari passu for a Holder or Other Holder to elect to receive interest paid in shares of Common Stock or for the Borrower to actually pay interest in shares of Common Stock to such electing Holder or Other Holder.

1.5 Application of Payments. Payments made in connection with this Note shall be applied first to amounts due hereunder other than principal and interest, thereafter to Interest and finally to Principal Amount.

1.6 Miscellaneous. Interest on this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Principal and interest on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim. Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into Shares of the Borrower’s Common Stock, $0.001 par value per share (“Common Stock”) as set forth below.

2.1. Conversion into the Borrower’s Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued but unpaid interest, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the Conversion Price as defined in Section 2.1(b) hereof, determined as provided herein. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Conversion Price. The interest on the Note Principal Amount converted prior to July 17, 2013, shall be increased by an amount equal to $200 for each $1,000 of Note Principal being converted (pro-rated for lesser amounts of Note Principal) less the amount of interest actually paid on such Note Principal and/or which interest is being converted with such Note Principal (“Additional Interest”). Notwithstanding the foregoing, the Additional Interest will be payable in cash or at the election of the Borrower with shares of Common Stock provided that the PIK Share Value is not less than $0.20 and provided such payment with shares of Common Stock is subject to (i) the provisions of Section 2.3 herein, and (ii) written notification by the Borrower to the Holder within one (1) business day of receipt by Borrower of a Conversion Notice, that such Additional Interest will be paid by Borrower with shares of Common Stock. The foregoing notwithstanding, provided that the PIK Share Value is not less than $0.20, the Holder may insist on receiving any Additional Interest only in shares of Common Stock. The Additional Interest that is paid in shares of Common Stock will be converted at the same time and in the same manner as the other interest, if any, on such Principal Amount, except that the Conversion Price of any Additional Interest that is paid in shares of Common Stock shall be eight-five percent (85%) of the volume weighted average for the twenty (20) trading days immediately preceding the relevant Conversion Date. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. Any shares of Common Stock issued or cash paid in respect of Additional Interest also shall be payable or deliverable on the Delivery Date. The Holder will not be required to surrender the Note to the Borrower until the Note has been fully converted or satisfied.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the conversion price (“Conversion Price”) per share shall be $0.11.

(c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If (A) the Borrower effects any merger or consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower), or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than a reverse merger) (in any such case, a “Fundamental Transaction”), this Note, as to the unpaid principal portion thereof and accrued interest thereon, if any, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction. The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D. Share Issuance. So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Excepted Issuances (as defined in Section 12(a) of the Subscription Agreement), prior to the complete conversion or payment of this Note, for a consideration per share that is less than the Conversion Price that would be in effect at the time of such issue without consent of a Majority in Interest (as defined in the Subscription Agreement), then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Borrower for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock. The reduction of the Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement.

(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly, but not later than the third (3rd) business day after the effectiveness of the adjustment, provide notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment. Failure to provide the foregoing notice is an Event of Default under this Note.

(e) Subject to the Reservation Approval (as described in Section 9(x) of the Subscription Agreement), during the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 150% of the amount of shares of Common Stock issuable upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2 Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid, upon surrender of the existing Note.

2.3. Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99%. The Holder shall have the authority to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and the extent such limitation applies and to which convertible or exercisable instrument or part thereof such limitation applies. The Holder may increase or waive the 4.99% conversion limitation described in this Section 2.3, in whole or in part, including with respect to the payment of interest in shares of Common Stock, by designating a higher amount on such Holder’s signature page to the Subscription Agreement and also following the Issue Date upon and effective after 61 days prior written notice to the Borrower.

2.4. Mandatory Conversion. Until the Maturity Date the Borrower will have the option exercisable, from time to time, by written notice to the Holder (“Notice of Mandatory Conversion”) of compelling the Holder to convert all or a portion of the outstanding and unpaid principal of the Note into Common Stock at the Conversion Price then in affect (“Mandatory Conversion”). The Notice of Mandatory Conversion, which if given, must be given on the first business day following twenty (20) consecutive trading days during which (i) the closing bid price for the Common Stock as reported by Bloomberg, LP for the Principal Market was equal to or greater than 227% of the Conversion Price, (ii) the Registration Statement described in Section 11.1(i) of the Subscription Agreement was effective and included therein as registered all of the Registrable Securities without giving effect to any Registration Cutback, and (iii) an Event of Default or an event which with the passage of time would become an Event of Default had not occurred (“Lookback Period”). The date the Notice of Mandatory Conversion is given is the “Mandatory Conversion Date.” The Notice of Mandatory Conversion shall specify the principal amount of the Note which is subject to Mandatory Conversion. The aggregate amount of Note principal subject to Mandatory Conversion by the Holder and Other Holders may not exceed twenty-five percent (25%) of the aggregate dollar volume of the Common Stock traded on the Principal Market for the seven (7) trading days preceding the Mandatory Conversion Date. Any Mandatory Conversion hereunder shall be made and taken pari passu with respect to this Note and the Other Notes, except that the Borrower must reduce the amount of the principal and interest subject to a Mandatory Conversion with respect to the Holder and/or any Other Holders, as the case may be, (a) to the extent necessary in order to comply with the conversion limitations applicable to such Holder or Other Holder, as the case may be, pursuant to Section 2.3 of this Note and the Other Notes unless any such Holder or Other Holder has waived, in writing, such reduction prior to the issuance of such Holder’s or Other Holder’s Note, in which case no such reduction will be made, and (b) by the amount of principal and interest for which a respective Holder or Other Holder, as the case may be, had delivered a Notice of Conversion to the Borrower during the Lookback Period. Each Mandatory Conversion Date shall be a deemed Conversion Date and the Borrower will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described in this Note and in the Subscription Agreement. A Notice of Mandatory Conversion may be given only in connection with an amount of Common Stock which would not cause the Holder to exceed the beneficial ownership limitation set forth in Section 2.3 of this Note. In the event Borrower fails to deliver the Common Stock issuable upon Mandatory Conversion on the Delivery Date, then (i) at the Holder’s election, such Notice of Mandatory Conversion will be null and void or Holder may enforce the Notice of Mandatory Conversion, and (ii) Borrower’s failure may be deemed by Holder to be a non curable Event of Default. A Notice of Mandatory Conversion may be cancelled at the option of the Holder, if at any time prior to the actual delivery of the Shares issuable upon such Mandatory Conversion an Event of Default, or an event which with the passage of time or giving of notice would become an Event of Default (whether or not such Event of Default has been cured), occurs.

ARTICLE III

ACCELERATION AND REDEMPTION

3.1. Optional Redemption of Principal Amount. Provided an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, whether or not such Event of Default has been cured, the Borrower will have the option of prepaying the outstanding Principal amount of this Note (“Optional Redemption”), in whole or in part, by paying to the Holder a sum of money in cash equal to two hundred percent (200%) of the Principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the “Redemption Amount”). Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be a date certain not sooner than thirty (30) business days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount or interest for which the Holder has previously delivered an election to convert, or for conversions initiated or made by the Holder during the Redemption Period. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has permissibly exercised its conversion rights, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no right to deliver another Notice of Redemption, and (iii) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default. A Notice of Redemption may not be given nor may the Borrower effectuate a Redemption without the consent of the Holder, if at any time during the Redemption Period an Event of Default, or an event which with the passage of time or giving of notice could become an Event of Default (whether or not such Event of Default has been cured), has occurred. During the Optional Redemption Period, the Company must abide by all of its obligations to the Note Holder.

3.2. Fundamental Transaction. Upon the occurrence of a Fundamental Transaction, then in addition to the Holder’s rights described in Section 2.1(c)(A), until twenty (20) business days after the Borrower notifies the Holder of the occurrence of the Fundamental Transaction, the Holder may elect to accelerate the Maturity Date as of the date of the Fundamental Transaction and receive payment for the then outstanding Principal Amount, and any other amount owed to the Holder pursuant to the Transaction Documents.

ARTICLE IV

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

4.1 Failure to Pay Principal or Interest. The Borrower (i) fails to pay any installment of principal or interest under this Note when due or (ii) fails to pay any interest or other sums due under this Note, in each case within ten (10) days after such amounts are due.

4.2 Breach of Covenant. The Borrower or any Subsidiary breaches any material covenant or other term or condition of the Subscription Agreement, Transaction Documents or this Note, except for a breach of payment, in any material respect and such breach, if subject to cure, continues uncured for a period of ten (10) days.

4.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, or the Transaction Documents shall be false or misleading in any material respect as of the date made and the Closing Date.

4.4 Liquidation. Any dissolution, liquidation or winding up by Borrower or a Subsidiary of a substantial portion of their business.

4.5 Cessation of Operations. Any cessation of operations by Borrower or a Subsidiary.

4.6 Maintenance of Assets. The failure by Borrower or any Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future), and such failure is not cured by Borrower within ten (10) days written notice to Borrower from Holder.

4.7 Receiver or Trustee. The Borrower or any Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

4.8 Judgments. Any money judgment, writ or similar final process shall be entered or made in a non-appealable adjudication against Borrower or any Subsidiary or any of its property or other assets for more than $100,000 in excess of the Borrower’s insurance coverage, unless stayed vacated or satisfied within thirty (30) days.

4.9 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary.

4.10 Delisting. An event resulting in the Common Stock no longer being quoted on the Over The Counter Bulletin Board (“OTCBB”) and that is not cured by the Borrower within five (5) days following cessation of quotation; failure to comply with the requirements for continued quotation on the OTCBB for a period of thirty (30) consecutive trading days; or notification from the OTCBB that the Borrower is not in compliance with the conditions for such continued quotation and such non-compliance continues for thirty (30) days following such notification.

4.11 Non-Payment. A default by the Borrower or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than thirty (30) days after the due date, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith.

4.12 Stop Trade. An SEC or judicial stop trade order or OTCBB suspension that lasts for ten (10) or more consecutive trading days.

4.13 Failure to Deliver Common Stock or Replacement Note. Borrower’s failures to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, Sections 7 and 11 of the Subscription Agreement, and the Warrant or, if required, a replacement Note following a partial conversion and such failure is not cured by Borrower within five (5) days written notice to Borrower from Holder.

4.14 Reservation Default. Failure by the Borrower to have reserved for issuance upon conversion of the Note or upon exercise of the Warrants, the number of shares of Common Stock as required in the Subscription Agreement, this Note and the Warrants.

4.15 Financial Statement Restatement. The restatement after the date hereof of any financial statements filed by the Borrower with the Securities and Exchange Commission for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect. For the avoidance of doubt, any restatement related to new accounting pronouncements shall not constitute a default under this Section 4.15.

4.16 Non-Registration Event. The Borrower’s failure to materially comply with the registration obligations set forth in Section 11 of the Subscription Agreement and the occurrence of a Non-Registration Event.

4.17 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

4.18 Event Described in Subscription Agreement. The occurrence of an Event of Default as described in the Subscription Agreement or any other Transaction Document that, if susceptible to cure, is not cured during any designated cure period.

4.19 Notification Failure. A failure by Borrower to notify Holder of any material event of which Borrower is obligated to notify Holder pursuant to the terms of this Note or any other Transaction Document.

4.20 Reservation Default. Failure by the Borrower to timely obtain the Reservation Approval as described in Section 9(x) of the Subscription Agreement and failure to timely have sufficient shares available for conversion of the Notes and exercise of the Warrants.

4.21 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period.

4.22 Other Note Default. The occurrence of an Event of Default under any Other Note.

ARTICLE V

SECURITY INTEREST

5. Security Interest/Waiver of Automatic Stay. This Note is secured by a security interest granted to the Collateral Agent (for the benefit of Holder and the Other Holders) pursuant to a Security Agreement, as delivered by Borrower to Holder. The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower or a Subsidiary, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower or a Subsidiary and Holder are parties (collectively, “Loan Documents”) and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE

LOAN DOCUMENTS AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

ARTICLE VI

MISCELLANEOUS

6.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: Cambridge Heart, Inc., 100 Ames Pond Drive, Tewksbury, MA 01876, Attn: Chief Financial Officer, facsimile: (978) 654-4501, with a copy by fax only to (which shall not constitute notice): Nutter McClennen & Fish LLP, Seaport West, 155 Seaport Boulevard, Boston, MA 02210, Attn: Michelle L. Basil, Esq., facsimile: (617) 310-9477, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note, with a copy (which shall not constitute notice) by fax only to Grushko & Mittman, P.C., 515 Rockaway Avenue, Valley Stream, New York 11581, facsimile: (212) 697-3575.

6.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign its obligations under this Note.

6.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

6.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

6.9 Facsimile Signature. In the event that the Borrower’s signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.

6.10 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the              day of January, 2012.

CAMBRIDGE HEART, INC.

By:
Name:
Title:

WITNESS:

EXHIBIT A - NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $             of the principal and $             of the regular interest and $             of Additional Interest due on the Note issued by CAMBRIDGE HEART, INC. on January 17, 2012 into Shares of Common Stock of CAMBRIDGE HEART, INC. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of CAMBRIDGE HEART, INC.

Shares To Be Delivered:

Signature:

Print Name:

Address: